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                                  NEWS RELEASE

Rick L. Catt, President                             FOR IMMEDIATE RELEASE
  And Chief Executive Officer                            May 5, 2003
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
       DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.40 per share. This represents an increase of $0.06 per share or 17.6% over last year's $0.34 per share. The dividend will be payable on June 16, 2003 to shareholders of record on June 2, 2003. Rick L. Catt, President and Chief Executive Officer, stated that "The Board of Directors is pleased to provide a significant increase in the dividends paid to our shareholders. We are also proud of the Company's ability to pay an increased dividend each year since the Company's formation."

The Company also announced earnings for the twelve-month fiscal year ended March 31, 2003. Net earnings for this fiscal year were $998,000 as compared to net earnings of $393,000 for the twelve-month period ending March 31, 2002, an increase of $605,000 or 153.9%. Catt noted " We are happy to report our net earnings improved significantly over the past fiscal year. This improvement was the result of outstanding efforts from everyone associated with the Company. Additionally, we are pleased to report an increase in total assets of $5.6 million to $103.3 million. The Board of Directors and management have approved a new strategic plan for the coming fiscal year which we are confident will enable us to continue to reach our financial goals while remaining an independent real community bank."

Net interest income after provision for loan losses was $3.6 million for the fiscal year ended March 31, 2003, compared to $3.1 million for the twelve month period ending March 31, 2002, an increase of $492,000, or 16.0%. Net interest income increased by $387,000, or 11.7% from $3.3 million to $3.7 million for the twelve months ending March 31, 2003. Provision for loan losses was $135,000 for the fiscal year ended March 31, 2003 as compared to $240,000 for the comparable twelve-month period ending March 31, 2002, a decrease of $105,000, or 43.8%. The interest rate spread for the twelve months ended March 31, 2003 was 3.60% compared to 3.40% for the twelve months ended March 31, 2002.

Non-interest income was $1.1 million for the fiscal year ended March 31, 2003, compared to $766,000 for the twelve months ended March 31, 2002, an increase of $348,000, or 45.4%. Non-interest expense was $3.1 million for the fiscal year ended March 31, 2003, compared to $3.2 million for the twelve months ended March 31, 2002, a decrease of $97,000 or 3.0%.

Return on average assets, for the fiscal year ended March 31, 2003 was 1.00% as compared to 0.43% for the twelve months ended March 31, 2002. Return on average stockholders' equity, was 10.23% for the fiscal year ended March 31, 2003 as compared to 4.38% for the twelve months ended March 31, 2002.

The Company is also in a stock repurchase program for up to 25,000 shares of the Company's common stock. The program began January 21, 2003 and will conclude June 30, 2003 or when the authorized number of shares are repurchased. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 2, 2003, the Company has 517,644 shares outstanding.

As of March 31, 2003, the Company had assets of $103.3 million, liabilities of $92.9 million and stockholders' equity of $10.4 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION

Operation Data:                                            For the Year Ended
                                                                March 31,
                                                          ---------------------
                                                          2003           2002
                                                          ----           ----
                                                             (In Thousands)
                                                          Audited       Audited

Total Interest Income                                      $5,957        $6,282

Total Interest Expense                                      2,257         2,969

Net Interest Income                                         3,700         3,313

Provision for Loan Losses                                     135           240

Net Interest Income After Provision                         3,565         3,073

Total Non-Interest Income                                   1,114           766

Total Non-Interest Expense                                  3,142         3,239

Income Before Taxes                                         1,537           600

Provision for Income Taxes                                    539           207

Net Income                                                    998           393

Basic Earnings per Share                                    $2.02         $0.78

Diluted Earnings per Share                                  $2.02         $0.78


Selected Ratios and Other Data
------------------------------

Return on Average Assets                                    1.00%         0.43%

Return on Average Stockholders' Equity                     10.23%         4.38%

Average Assets                                            $99,819       $90,935

Average Stockholders' Equity                                9,753         8,978


Balance Sheet Data:
-------------------

Total Assets                                             $103,278       $97,724

Total Liabilities                                          92,907        88,724

Stockholders' Equity                                       10,371         9,000